Exhibit 3.1

ARTICLES OF AMENDMENT
TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
21ST CENTURY HOLDING COMPANY
(Document No. S36299)

Pursuant to the provisions of Section 607.1006, Florida Statutes, 21ST CENTURY HOLDING COMPANY, a Florida corporation (the “Company”), adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

FIRST:	Article I of the Company’s Amended and Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

“ARTICLE I - NAME

The name of the Company is FEDERATED NATIONAL HOLDING COMPANY (hereinafter called the “Company”).”

SECOND:	Article II of the Company’s Amended and Restated Articles of Incorporation is amended to read in its entirety as follows:

“ARTICLE II – MAILING ADDRESS

The current mailing address of the principal place of business of the Company is 14050 N.W. 14th Street, Suite 180, Sunrise, Florida  33323.”

THIRD:	Except as hereby expressly amended, the Amended and Restated Articles of Incorporation of the Company shall remain the same.

FOURTH:
The foregoing amendment was approved by the shareholders of the Company on September 11, 2012.  The number of votes cast for the amendment was sufficient for approval.  There were no voting groups entitled to vote separately on the amendment.

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed by a duly authorized officer of the Company on September 11, 2012.

/s/ Michael H. Braun
Name:	Michael H. Braun
Title:	Chief Executive Officer & President